Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectuses constituting a part of this Registration Statement of Kinetik Holdings Inc. of our reports dated February 16, 2022, relating to the financial statements of Permian Highway Pipeline LLC (“PHP”) as of and for the years ended December 31, 2021 and 2020, and March 16, 2020, relating to the financial statements of PHP as of and for the year ended December 31, 2019, appearing in Altus Midstream Company’s Annual Report on Form 10-K, as amended by the Form 10-K/A filed on April 28, 2022, for the year ended December 31, 2021.

We also consent to the reference to us under the caption “Experts” in the Prospectuses.

/s/ BDO USA LLP

Houston, Texas

July 7, 2022